Total Performance September 2025 2.08 % YTD Return 6.08% 1Y Return 3.46% 3Y Return 12.36% 5Y Return 9.29% 10Y Return + 29.17 % Annualized Return + 3.96 % Annualized Volatility * + 7.2 4% Index Information Index Owner HSBC Bank plc Currency USD Volatility Target 5% Bloomberg Ticker HSIEV5UE Index Composition Up to 13 ETFs plus Cash Calculation Agent/ Index Administrator S&P Dow Jones Indices LLC Website vantage5.hsbcnet.com HSBC Vantage5 ® Index Monthly Performance Report – September 2025 Simulated & Historical Performance: January 2, 2013 to September 30 , 2025 Simulated Data *Calculated on a per annum percentage basis. See "Use of simulated returns." + All information in this document prior to March 15, 2017 consists of hypothetical back -tested data. See "Use of simulated returns." All information in this document prior to March 15, 2017 consists of hypothetical back -tested data. See "Use of simulated returns." Source: S&P 500, Bloomberg, and HSBC Vantage5 Index Simulated & Historical Returns Vantage5 Index Simulated & Historical Volatility ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333 -277211 October 1 , 202 5 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

*YTD return for current year Risks related to the index Please review carefully these risk factors, and any risk factors in an offering document for any security or financial instru ment referencing the Index, before making any investment. • S&P, the Index Calculation Agent, may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs or achieve its target volatility. • The Index has a limited operating history and may perform in unanticipated ways. • The ETFs composing the Index may be replaced by a substitute ETF in certain extraordinary events. • The Index may perform poorly during periods characterized by short -term volatility. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • The Index is subject to market risks • Changes in the value of the ETFs may offset each other. • The level of the Index will include the deduction of a change in the SOFR plus a spread adjustment of 0.26161% and a fee. • The Index comprises notional assets. Important Information Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assuran ce is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering c ircular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or simila r document, such t erm sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern. Use of simulated returns Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical histori cal results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the indices will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. Back -testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the mann er in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical back -tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volati lity results were achieved by means of a retroactive application of a back -tested volatility model designed w ith the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or as sumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantl y from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown. The results obtained from “back -testing” information should not be considered indicative of actual results that might be obtained from an investment or parti cipation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the “back -testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Inde x will operate or would have operated in the past in a manner consistent with the results presented in these materials. Hypothetical back -tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical informatio n only with the full Index methodology. HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange C ommission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete inform ation about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec. gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll -free 1 -866 -811 -8049. Data sourced and calculated by Bloomberg and HSBC. HSBC Vantage5 Index (the “Index”) is the exclusive property of HSBC Bank plc and its affiliates, which has contracted with S& P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to administer, maintain and calculate the Index. The Index is not endorsed by S&P or its affiliates or its third -party licensors, including Standard & Poor’s Financial Services LLC and Dow Jones Trademark Holdings LLC (collectively “S&P D ow Jones Indices”). “Calculated by S&P Custom Indices” and its related stylized mark(s) are s ervice marks of S&P Dow Jones Indices and have been licensed for use by HSBC Bank plc and its affiliates. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Tradem ark Holdings LL C. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating the Index. HSBC Bank plc, as the index owner, makes no express or implied representations or warranties as to (a) the advisability of pu rchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Ind ex stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Inde x or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sourc es. The index calculation agent has relied on these sources and has not independently verified the information extracted from thes e sources and accept no responsibility or liability in respect thereof. 1 This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the offering documen t. Detailed Monthly Performance - Simulated & Historical Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Annual* 2025 1.2% -0.1% 0.9% 0.9% 0.1% 0.4% -0.3% 0.9% 2.1% 6.1% 2024 -0.2% 0.6% 1.5% -1.5% 1.5% 1.1% 0.4% 0.4% 1.1% -0.6% 1.0% -2.9% 2.4% 2023 1.8% -2.0% 1.5% 0.3% -0.6% -0.2% 1.0% -1.1% -2.2% -1.5% 2.5% 0.9% 0.9% 2022 -4.4% 0.4% 1.1% -2.1% -1.4% -1.8% 0.8% -2.0% -2.9% 0.0% 3.0% -0.5% -9.6% 2021 0.3% 0.2% 0.0% 1.3% 0.3% 0.6% 1.6% 0.5% -3.2% 3.7% -0.3% 1.9% 6.9% 2020 2.1% -3.4% -6.2% 1.6% -0.3% 0.7% 1.5% 0.8% -0.4% -0.9% 2.7% 1.5% -1.0% 2019 1.0% -0.5% 2.0% -0.3% 1.2% 2.0% 0.2% 4.7% -1.5% 0.2% -0.8% 1.8% 9.4% 2018 5.0% -2.9% -1.0% -0.3% 0.6% 0.2% 0.5% 1.2% -1.6% -4.6% 1.0% -2.2% -4.4% 2017 0.9% 1.6% 0.2% 1.0% 1.5% -0.6% 2.0% 0.6% 0.0% 1.6% 1.4% 0.8% 11.5% 2016 0.4% 1.8% 0.9% 0.5% -0.9% 4.4% 1.5% -0.3% 0.1% -1.8% -1.5% 0.7% 5.7% 2015 4.0% -2.1% -0.1% -1.3% 0.0% -1.3% 0.4% -2.9% 0.6% 1.0% -0.9% -0.4% -3.1% 2014 -1.2% 2.4% -0.8% 1.1% 2.0% 0.8% -0.8% 4.0% -3.1% 2.0% 2.5% 1.0% 10.1% 2013 -0.4% 0.4% 2.0% 2.8% -4.4% -2.0% 2.6% -1.6% 1.6% 1.8% 0.7% 1.0% 4.4% 2012 0.6% 0.3% -0.1% 1.0% 0.4% 1.3% 2.5% -0.5% 0.2% -0.3% 0.2% 0.2% 5.8%